UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2008

Orthofix International N.V.
(Exact name of Registrant as specified in its charter)

Netherlands Antilles	0-19961	N/A
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

7 Abraham de Veerstraat
Curacao
Netherlands Antilles	N/A
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On February 20, 2008, the Compensation Committee (the "Committee") of the Board of Directors of Orthofix International N.V. (the "Company") determined the cash bonus amounts to be paid to the Company's Named Executive Officers (as determined in accordance with Instruction 4 of Item 5.02 of Form 8-K) for performance during fiscal year 2007 in accordance with the Company's previously disclosed annual incentive plan. The Committee does not exclusively use a fixed formula in determining incentive awards.  Instead, it exercises discretion in light of pre-established goals to determine individual incentive award amounts.  For fiscal year 2007, the Committee set sales attainment, net income or operating income attainment and individual objective goals.  Incentive payments were determined based upon performance levels attained against these goals as well as upon the Committee's discretion.  The cash bonus amounts paid to Named Executive Officers for fiscal year 2007 are as follows:

Name	Position	Non-Equity Incentive Plan Compensation¹	Bonus²

Alan W. Milinazzo	President and Chief Executive Officer	$54,632

Bradley R. Mason	Vice President and President, Breg Division	$172,074

Michael M. Finegan	Vice President – Corporate Development	$30,047

Raymond C. Kolls	Senior Vice President, General Counsel and Corporate Secretary	$26,457	$25,000

Thomas Hein	Executive Vice President – Finance (Former Chief Financial Officer)*	$24,295

1.  Non-equity incentive plan bonus pursuant to the criteria described above.

2.  Cash bonus determined by the Committee for Mr. Kolls’ efforts in obtaining a favorable settlement of a piece of litigation in 2007.

* Due to his being hired in late 2007, the Company's current chief financial officer was neither eligible for nor received a bonus for fiscal year 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ Timothy M. Adams
Name:	Timothy M. Adams
Title:	Chief Financial Officer